Exhibit 10.2

BREWING AGREEMENT

THIS AGREEMENT, is dated and effective as of November 1, 2008 (the “Effective Date”), by and between REED’S, INC.  (hereinafter referred to as “Reed’s”), a Delaware corporation having offices at 13000 South Spring Street, Los Angeles, California 90061, and THE LION BREWERY, INC. (hereinafter referred to as “The Lion”), a Pennsylvania corporation having offices at 700 N.  Pennsylvania Avenue, Wilkes-Barre, Pennsylvania 18705.  Reed’s and The Lion shall be hereinafter referred to as the “Parties”.

WITNESSETH:

WHEREAS, The Lion is engaged in the brewing, production and bottling of alcoholic malt and non-alcoholic beverages at its production facility located in Wilkes-Barre, Pennsylvania (hereinafter referred to as “Plant”); and

WHEREAS, Reed’s as a manufacturer of a line of sodas has certain rights to the use of trademarks and tradenames of products (hereinafter referred to as “Products”) as more fully set forth on Exhibit “A” hereto; and

WHEREAS, the Parties entered into a Brewing Agreement dated June 1, 2001 (including any amendments, extensions or supplements thereof, the “Prior Agreement”) under which The Lion is brewing or producing, bottling, and packaging the Products for Reed’s; and

WHEREAS, the Parties have decided to replace and supersede the Prior Agreement in its entirety with this Agreement, as of the Effective Date; and

WHEREAS, under this Agreement The Lion will continue to brew and produce, bottle, and package the Products on Reed’s behalf (as well as other such products as may be added from time to time, which, if and when so added, shall be included in the term “Products”), subject to the terms and conditions of this Agreement, which will entirely supersede the Prior Agreement.

NOW, THEREFORE, in consideration of the terms, conditions, agreements and covenants contained herein, the Parties hereto, intending to be legally bound, agree as follows:

I.	PRODUCTION

	(a)	Territory Requirements. Subject to the provisions of Article II and the other terms and conditions of this Agreement, The Lion shall brew, produce, bottle and package and Reed’s shall purchase from The Lion, all of the “Territory Requirements” (as hereinafter defined) during the Term (as defined in Article VII hereof). The “Territory” shall mean all of the United States east of the Mississippi River, and for the avoidance of doubt shall include Puerto Rico and all of Minnesota. The “Territory Requirements” shall mean all Products that are to be directly sold, shipped or delivered to Reed’s direct customers at delivery points located in the Territory. Reed’s obligation to purchase the Territory Requirements solely from The Lion during the Term is absolute and unconditional, subject only to the provisions of Sections I(d)(3), VIII(a), and XIII(c).

(b)	Right of Refusal. Should Reed’s intend to market other soda products, or any soda Product in other packaging or configurations not covered by this Agreement, in the Territory, Reed’s shall so notify The Lion in writing before beginning production itself or entering into any discussions with others to produce them. If The Lion at that time would be capable of producing or packaging such soda product, at matching or better prices and terms (considering prices and terms together as a whole) for a period of thirty (30) days from the date of such notice, Reed’s and The Lion shall use good faith efforts to reach an agreement under which The Lion would have the exclusive right to produce the foregoing soda products, either under this Agreement or under a separate agreement. Reed’s shall afford The Lion the same exclusive prior right to negotiate for additional services related to beverage products not covered by this Agreement before contracting with other parties therefor.

(c)	Trademark Use. Reed’s grants to The Lion the limited right to use the trademarks and trade names listed on Exhibit “A” (collectively, the “Trademarks”) solely for purposes of producing and bottling of the Products. This right is limited in duration to the Term. Reed’s agrees to furnish The Lion in writing with all formulations, process descriptions, packaging specifications and related technical information necessary for the fulfillment of this Agreement. This information shall be treated in accordance with Article IX hereof.

(d)	Product Quality Covenants. In order to preserve the value and reputation of the Trademarks and to assure that the Products will be of highest quality and uniformity, The Lion agrees that it shall:

	(1)	Comply with all applicable laws, regulations and ordinances pertaining to the operation of the Plant. It shall maintain the Plant in a clean and sanitary condition consistent with “good manufacturing practices.”

	(2)	Grant an authorized person of Reed’s the right to be present during any production run of the Products. An authorized person of Reed’s shall also have the right, during regular business hours and upon reasonable notice, to inspect the Plant. Such access shall be subject to Reed’s and its agent’s compliance with all of The Lion’s reasonable rules and policies regarding on-site visits, including execution of a Plant Visitor Agreement in the form of Annex “I” attached hereto. Reed’s shall be responsible for assuring the compliance therewith by any employee or other representative of Reed’s and shall be responsible to The Lion for any violation thereof by such persons.

	(3)	Discuss and review in good faith with Reed’s any quality control standards required by Reed’s customers, such as Cracker Barrel, Harry & David, Wal-Mart, or Target. Reed’s shall provide The Lion with all such requirements in writing (“Customer QC Standards”) at least three (3) months in advance of the date when Reed’s needs them to take effect. If meeting Customer QC Standards would require The Lion to acquire or modify equipment, adjust processes, or incur additional labor or other costs, The Lion shall so advise Reed’s of any changes in the Co-packing Fee (as defined in Exhibit B) or capital costs that would be necessary. If Reed’s and The Lion agree on such costs, The Lion shall implement the changes necessary to meet the Customer QC Standards as soon as is commercially reasonable, with due regard to the customer’s needs. If Reed’s and The Lion do not reach agreement regarding such increased costs, Reed’s may have the relevant Products brewed, produced, bottled and packaged at another production facility other than The Lion, to the extent necessary to serve the particular customer(s) requiring such quality control standards.

(e)	Reed’s Instructions and Standards. The Products shall be manufactured, brewed and packaged in accordance with the written instructions of Reed’s, including the maintenance of standards and quality control programs furnished to The Lion in writing by Reed’s and, if applicable under the preceding Section I(d)(3), the Customer QC Standards.

(f)	Changes in Formula, etc. Reed’s shall have the right to change ingredients and/or brewing formulae and procedures upon reasonable prior written notice to The Lion, provided that (1) the cost of any such change shall be borne by Reed’s and (2) the specified ingredients are readily available in the necessary time frame. Reed’s shall have ultimate responsibility and authority over every detail of the production process for the Products, with such responsibility and authority as to those parameters affecting taste and quality to be the same as if Reed’s were the owner of The Lion's brewing facility at the Plant. To the extent lawful and practicable, The Lion and Reed’s will, in any and all public statements or comments, recognize that Reed’s controls the ingredients, recipe, brewing processes and procedures and quality parameters for all Products produced for Reed’s by The Lion. Neither Party will make any public statements inconsistent with the foregoing. Reed’s agrees and acknowledges that The Lion’s historical practices and production quality under the Prior Agreement have been proper and sufficient, and absent changes in applicable laws or mutually agreeable changes therein (including Customer QC Standards accepted by The Lion), shall be deemed to comply with this Agreement in all respects. If a decision made by Reed’s in the exercise of its authority under this Section 1(f) results in a change by The Lion in any process or quality control, The Lion shall have the right to adjust the Copacking Fee accordingly.

(g)	Identification Codes. In order to assure quality control, The Lion shall apply an identification code on each case and bottle indicating whatever data Reed’s reasonably requires and an “L” in front of the bottling time on line 2.

(h)	The Lion’ s Insurance. The Lion shall maintain at all times, in full force and effect for the benefit of Reed’s as an additional insured and itself, general liability insurance coverage, applicable to the Products, including broad form vendor’s coverage and product liability insurance in an amount not less than Two Million ($2,000,000.00) Dollars. The Lion shall furnish Reed’s with a certificate of insurance evidencing that it has such insurance coverage upon the execution of this Agreement and furnish Reed’s with evidence of such insurance coverage on an annual basis thereafter. Such policy shall provide that it cannot be changed or cancelled without at least thirty (30) days’ prior written notice to Reed’s and The Lion agrees to provide such notice to Reed’s before seeking to change or cancel such insurance policy.

	(i)	Reed’s Insurance. Reed’s shall maintain at all times, in full force and effect for the benefit of The Lion as an additional insured and itself, general liability insurance coverage, applicable to the Products, including broad form vendor’s coverage and product liability insurance in an amount not less than Two Million ($2,000,000.00) Dollars. Reed’s shall furnish The Lion with a certificate of insurance evidencing that it has such insurance coverage upon the execution of this Agreement and furnish The Lion with evidence of such insurance coverage on an annual basis thereafter. Such policy shall provide that it cannot be changed or cancelled without at least thirty (30) days’ prior written notice to The Lion and Reed’s agrees to provide such notice to The Lion before seeking to change or cancel such insurance policy.

II.	PRODUCTION SCHEDULING

	(a)	Lead Times. Reed’s shall submit written orders for Products at least four (4) weeks prior to required packaging date. The Lion will package the Products within four (4) weeks of the receipt of such order, assuming all materials are on hand to produce one (1) week before production, and The Lion shall use reasonable and good faith efforts to ensure that all materials necessary to brew, produce, bottle and package the Products are on hand. This includes the materials that are the responsibility of Reed’s to have the same delivered to The Lion.

	(b)	Delivery of Products to Warehouse. All Products shall be loaded and delivered to a public warehouse (in Wilkes-Barre, Pennsylvania if available) at the completion of production, with the cost of shipping the Products to such warehouse in Wilkes-Barre to be borne exclusively by The Lion. Reed’s shall bear all warehousing and storage costs for completed Products, and should appropriate public warehousing in Wilkes-Barre be unavailable, Reed’s shall bear the additional cost of shipping to such other warehouses as are available.

	(c)	The Lion’s Production of Other Products. Reed’s acknowledges that The Lion is currently in the business of producing various products that are similar to and may compete with the Products. Nothing in this Agreement shall prevent The Lion from continuing or expanding its own business and producing or selling any product for or to any person, provided that The Lion shall not copy the brewing formula for the Products or use any ingredients supplied to The Lion by Reed’s to produce products for itself or third parties without Reed’s prior written consent, which consent may be withheld in Reed’s sole discretion. The Lion shall not produce any beverage brewed directly from fresh or raw ginger for itself or any other person at any time during the Term or for a period of ninety-nine (99) years after its expiration or termination without Reed’s prior written consent, which consent may be withheld in Reed’s sole discretion, even if such brewing would not involve use of Reed’s Confidential Information (as defined in Article IX). All of the Products produced by The Lion, including all work in process, shall be produced solely for the benefit of Reed’s and used for no other purpose. In the exercise of its authority under Articles I and II, Reed’s shall not interfere with The Lion's production process for its own proprietary brands and products or the production of products for others.

III.	BREWING AND PACKAGING MATERIALS

	(a)	Reed’s Responsibility. Reed’s shall supply all flavorings and other similar ingredients, and shall supply (or reimburse The Lion in accordance with Section IV(b) for) all barrels, kegs, half-kegs, sixth-kegs, and other similar larger-than-bottle-size containers, and all proprietary and other packaging, including crowns, basket carriers, labels, corrugated stock, partitions, multipacks and other shipping and handling materials.

	(b)	The Lion’s Responsibility. The Lion shall supply and maintain on hand a sufficient supply of brewing and packaging materials required that are not supplied by Reed’s to manufacture the Products and fill orders, including bottles. The Lion shall use commercially reasonable efforts to supply recycled bottles to the extent practicable. The Lion will include reasonable data in its monthly invoices so that Reed’s may see what volume of recycled and new bottles was used. The Lion will give Reed’s priority with regard to recycled amber flint and recycled green bottles in the following manner: if The Lion has recycled amber flint and green bottles on hand when Reed’s places orders, The Lion will use such recycled bottles first to process Reed’s order before using them to process other orders for other customers.

	(c)	Shortage of Recycled Bottles. Should The Lion at any time become unable to supply at least 70% of Reed’s requirements of amber glass using recycled bottles (calculated each month by reference to the past 12 months rolling monthly average), and such shortage in and of itself has a material adverse effect on Reed’s, The Lion shall notify Reed’s and Reed’s shall have the right by written notice to require The Lion to renegotiate the Base Co-packing Fee (as defined in Exhibit “B”). Should the Parties, after negotiating over a period of ninety (90) days in good faith, be unable to agree as to the revised Base Co-packing Fee, Reed’s may terminate this Agreement upon a further ninety (90) days’ written notice to The Lion, without further liability to each party other than obligations theretofore accrued.

	(d)	Packaging Forms. The Lion shall package the Products in the particular forms and packaging styles described in Exhibit “B”.

	(e)	Shrinkage. The Lion recognizes its responsibility to use packaging and ingredients supplied by Reed’s wisely and efficiently. Further, both Parties recognize that the supply chain for ingredients includes multiple parties, such as Reed’s and its suppliers, and their respective ordering and fulfillment systems, and that, at the present time, the Parties may not have sufficient information and systems to determine actual and optimal shrinkage levels with sufficient precision. Accordingly, within ninety (90) days of execution of this Agreement, The Parties shall cause their representatives to meet and use commercially reasonable efforts to institute (i) a yield tracking system which will allow them to identify the actual causes and rates of shrinkage, and (ii) processes that will assure that average shrinkage rates are 3% or less for packaging and 8% or less for ingredients. Each Party shall provide all necessary information in its possession in furtherance of this goal.

	(f)	Product Recalls. In case of any Product recall, the Parties shall promptly confer regarding the proposed response and any costs and keep each other informed as to all material developments and actions requested and required. The Lion shall have the right to manage the process and control all material decisions whenever it is subjected to a claim or demand that The Lion bear responsibility for the recall and any costs thereof. Any liability with respect to recalls shall be governed by the provisions of Article XI and Article XII.

IV.	PRICE/PAYMENT

	(a)	Co-packing Fee. Reed’s hereby agrees to pay The Lion a brewing/co-packing fee (the “Co-packing Fee”) for all Products ordered by Reed’s and processed by The Lion as set forth in Exhibit “B.” The Co-packing Fee shall be subject to the adjustments set forth in Exhibit “B” and except as expressly provided in this Agreement shall be in addition to all other payments required hereunder and thereunder. All Co-packing Fees shall be paid within thirty (30) days of production.

	(b)	Pass-Through. In addition to the Co-packing Fees, Reed’s will be invoiced for ingredients, packaging and shipping materials supplied by The Lion, at The Lion’s invoice cost, and for all recycled glass bottles at the price set forth in Exhibit “B”, for all Products ordered by Reed’s and processed by The Lion as set forth in Exhibit “B.” All such pass-through payments shall be paid within thirty (30) days of production.

	(c)	Shortfall Payment. If for any period, Reed’s fails to meet its obligation to purchase the entirety of the Territory Requirements from The Lion, for any reason other than (i) The Lion’s inability or refusal to supply Products conforming to this Agreement (including on account of Force Majeure, as referred to in Section XIII(c)), or (ii) Reed’s exercise of its right to have Products brewed, produced, bottled and packaged at another production facility other than The Lion as set forth in Section I(d)(3) then, without prejudice to The Lion’s other rights, Reed’s shall pay The Lion an amount equal to the applicable Co-packing Fee for the Products that Reed’s was obligated to (but did not) purchase from The Lion during the applicable period (the “Shortfall Payment”).

	(d)	Taxes, etc. The Co-packing Fee and all other amounts due hereunder shall be exclusive of any and all federal, state, or local sales use and other taxes, excises, duties, and similar government impositions now or hereafter in effect with respect to the production, sale, transportation, use or consumption of the Products or any packaging materials or other goods used or provided hereunder, all of which shall be born by Reed’s, excepting only taxes with respect to The Lion’s income, profits, assets, or franchises.

V.	REED’S REPRESENTATION AND WARRANTIES.

Reed’s makes the following representations and warranties to The Lion:

	(a)	Infringement, etc. No Trademark, tradename or design used on the Products and specified by Reed’s, and no recipe, formulation, technology or process provided, specified by Reed’s for use in producing the Products, shall infringe upon or misappropriate any trademark, patent, copyright, trade secret or other proprietary right of any third party.

	(b)	No Conflicts. The execution, delivery and performance of this Agreement will not violate, conflict with, constitute, or result in any default or event of default under any contract, loan document, commitment, arrangement, understanding, judgement, decree or law to which Reed’s is a party or by which Reed’s or any of its business or assets are bound.

VI.	RECORDS AND AUDIT RIGHTS

	(a)	Records and Audits. Each Party shall maintain accurate and complete books and records with respect to its transactions hereunder, and shall keep them available for inspection, auditing and copying (collectively, an “Audit”) by the other Party or its representatives at all times during normal business hours upon reasonable advance notice for at least two (2) years after the expiration or termination of the Term. Audits shall be no more frequent than twice annually (unless a Party has reasonable cause for concern as to whether the other is in compliance with its obligations hereunder) and shall be limited to those books and records required to confirm compliance with the subject Party’s obligations hereunder.

	(b)	Audit Expenses. All Audits shall be at the expense of the requesting Party, unless the Audit reveals that the subject Party was overpaid (or had underpaid the requesting Party, as applicable) by more than 3.5% of the correct amount, or when the subject Party is Reed’s, it had purchased less than 96.5% of what it was obligated to purchase under this Agreement, in which case the subject Party shall bear all reasonable costs of the Audit, in addition to whatever adjustments, reimbursements or credits are necessary to correct the inaccuracy or instance of noncompliance, and in addition to any Shortfall Payment.

VII.	TERM

This Agreement shall be for an initial term of three (3) years beginning as of the Effective Date and ending three (3) years from that date. Reed’s shall have the option to extend the Term by one additional year by providing written notice at least thirty (30) days before the end of the initial three (3) year term. The Parties may mutually agree in writing to extend the Term (in addition to Reed’s one-year option), in their sole discretion. “Term” as used herein, shall mean the original three-year term and any such extensions.

VIII.	TERMINATION

(a)
Termination by Reed's.

In the event The Lion shall fail to perform any of its obligations under this Agreement (other than on account of force majeure or a breach hereof by Reed’s) and such failure is not corrected within thirty (30) days after date of written notice to The Lion specifying the nature of such failure, Reed’s may give further notice to The Lion terminating this Agreement effective as of the date of such further notice.  Reed’s shall also have the right to terminate this Agreement in accordance with Section III(c).

(b)
Termination by The Lion.

In the event Reed’s shall fail to perform any of its obligations under this Agreement (other than on account of Force Majeure or a breach hereof by The Lion), The Lion may notify Reed’s in writing of such determination.  If Reed’s failure relates to moneys owed, Reed’s shall have ten (10) days in which to remedy the failure, but otherwise Reed’s shall have thirty (30) days within which to remedy the failure.  If Reed’s refuses to or fails to remedy the failure within the time allowed, The Lion may give further notice to Reed’s terminating this Agreement effective as of the date of such further notice.

	(c)	Following Termination Upon termination:

		(1)	The Lion will immediately cease all production of Products, but may in its discretion complete any batches then in process.

		(2)	All obligations of either Party shall be adjusted up to and including the date of termination provided, however, that upon termination, Reed’s shall purchase at the applicable purchase price, all Products and all packaging which comply with the agreed-upon specifications and which are in storage or in process at the Plant or any warehouse.

		(3)	The Lion will return all unused packaging materials that Reed’s had purchased for production use. Reed’s shall purchase at cost any unused packaging materials The Lion had purchased specifically for production of the Products, which The Lion cannot use in or for its other products (not under this Agreement). The Lion shall return all equipment owned by Reed’s and each Party shall return all Confidential Information (as defined in the following Article) and materials that are the property of the other Party.

IX.	CONFIDENTIALITY AND PROPRIETARY RIGHTS

	(a)	Definitions. As used herein, the term “Confidential Information” shall be defined as marketing and other information such as customer lists, price lists, pricing policies, marketing and business plans, information regarding customers’ needs or requirements, and arrangements with customers, consultants, licensees, and suppliers, and shall be deemed to include any confidential, proprietary, trade secret, technical or business information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), and includes formulations, processes, long-range and current strategic plans, operating results, earnings, costs of operation, accounts, products, product design, engineering and technical information, test data, product and material costs, policies, practices, correspondence, procedures, methods, manuals, records, information regarding projects and current and prospective employees, contractors, suppliers, customers, contracts and business arrangements, and trade secrets that the Receiving Party may obtain by participation, observation, examination or otherwise. The Trademarks, and all of Reed’s formulations, process descriptions, packaging specifications and related technical information provided by Reed’s shall be Reed’s Confidential Information.

(b)	Obligations.

	(1)	All Confidential Information disclosed, provided or delivered or made available in connection with the performance of this Agreement is confidential and the property of the Disclosing Party, shall be held in strict confidence by the Receiving Party, and shall not be disclosed or disseminated to, or discussed with, any person other than the Receiving Party or used in any manner other than to perform this Agreement. Each Party receiving the other’s Confidential Information shall take all commercially reasonable steps necessary to prevent any such disclosure or improper use by its employees, officers, directors, representatives or agents. Each Receiving Party agrees to promptly return (upon request at any time during the Term and forthwith upon the termination or expiration of this Agreement) all the Disclosing Party’s Confidential Information and shall not retain any copies, extracts or memoranda therefrom. The Lion shall use commercially reasonable efforts to procure written agreements from its brew masters in customary form in which they agree to honor Reed’s rights with regard to Confidential Information and agree that Reed’s may enforce such agreements directly against them. If The Lion cannot obtain such contractual agreements from its brew masters, The Lion and Reed’s shall cooperate to enforce such rights as may exist under applicable law or otherwise against the brew masters.

	(2)	Notwithstanding that recipes and formulations may be provided by Reed’s and may be Reed’s Confidential Information, all brewing processes in use by The Lion at any time that were not provided by Reed’s shall be the Confidential Information of The Lion and/or its brew masters, and shall not be subject to disclosure to Reed’s or its customers except as required by applicable law, and Reed’s shall have no right thereto. Any processes that are or could be utilized by The Lion for production of any product other than the Products made using Reed’s recipes or formulations, or that are at any time conceived or developed by The Lion independently, shall be the intellectual property and Confidential Information of The Lion. Each Party shall be free to use, disclose, transfer, license and otherwise deal with all such publicly available information and all of its own intellectual property without restriction except as expressly provided in this Agreement.

	(3)	Because of the unique nature of the Confidential Information and the rights of the Disclosing Party hereunder, the Receiving Party understands and agrees that the Disclosing Party will suffer irreparable harm in the event the Receiving Party fails to comply with its obligations under this Agreement regarding Confidential Information, and that monetary damages will be inadequate to compensate the Disclosing Party for such breach. In the event of a breach or threatened breach by the Receiving Party of the provisions of this Agreement relating to Confidential Information, the Disclosing Party shall be entitled to an injunction restraining the Receiving Party from violating the terms hereof, or from using or disclosing any Confidential Information of the Disclosing Party. Nothing herein shall be construed as prohibiting the Disclosing Party from pursuing any other remedies available to it for such breach or threatened breach of this Agreement including recovery of damages from The Lion.

	(c)	Exceptions. “Confidential Information” does not include information which:

		(1)	was already in the Receiving Party’s possession at the time of disclosure hereunder, provided that such information has not been obtained from the Disclosing Party and that such possession can be demonstrated by the Receiving Party’s written records;

		(2)	is, or becomes, generally available to the public, through, for example, such sources as patents or other generally circulated publications, and such availability to the public does not result from any fault of the Receiving Party;

		(3)	is received by the Receiving Party in written form from a third party having no obligation to the Disclosing Party to keep it confidential; or

		(4)	is independently developed by the Receiving Party provided that such development can be demonstrated by the Receiving Party’s written records.

Specific technical and business information shall not be deemed to be within the exceptions of the preceding sentence merely because it is embraced by more general technical or business information within such exceptions, nor shall a combination of features be deemed to be within such exceptions merely because the individual features are within such exceptions.

	(d)	Mandatory Disclosures. A Receiving Party shall be free to disclose any information required pursuant to applicable laws, regulations, court orders, or subpoenas, so long as it advises the Disclosing Party as soon as reasonably practicable, to allow the Disclosing party to contest such requirement by appropriate means or take other appropriate measures to protect its legitimate rights.

X.	NO AGENCY

The Lion and Reed’s understand and agree that neither Party is, by virtue of this Agreement or anything contained herein, including The Lion affixing any label to any Product, constituted or appointed the agent of the other Party for any purpose whatsoever, nor shall anything herein contained be deemed or construed as granting Reed’s or The Lion any right or authority to assume or to create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other, or to bind the other in any manner or way whatsoever. The relationship between the Parties is solely of independent contractors, as set forth in this Agreement, and no representation or warranty shall be made by either Party to any third person or Party to the contrary. There are no third party beneficiaries of any rights hereunder.

XI.	INDEMNIFICATION

	(a)	By The Lion. The Lion shall defend, indemnify and hold harmless Reed’s and all of its principals, directors, officers, employees, and subsidiaries from and against any and all claims, demands, losses, liabilities, costs and expenses of any nature whatsoever, including reasonable attorney's fees (collectively, "Claims and Damages"), to the extent arising out of (i) the improper storage, handling or alteration of the Products before delivery to Reed’s or Reed’s designee, (ii) any defect arising out of or related to The Lion’s manufacturing, packaging, or handling of the Products before delivery to Reed’s or Reed’s designee (including without limitation any failure to follow Reed’s specifications, recipes and instructions, and good manufacturing practices and other requirements of this Agreement), or (iii) The Lion’s negligence or willful misconduct.

	(b)	By Reed’s. Reed’s shall defend, indemnify and hold harmless The Lion and all of its principals, directors, officers, employees, and subsidiaries from and against any and all Claims and Damages to the extent arising out of (i) the improper storage, handling or alteration of the Products after delivery to Reed’s or Reed’s designee, (ii) any defect arising out of or related to the design, formula, recipe, warnings or any other type of defect (except for defects arising out of or related to The Lion’s manufacturing, packaging, or handling of the Products before delivery to Reed’s or Reed’s designee), (iii) any recipe, formulation, process, brewing ingredient, packaging material (other than bottles) or other materials supplied by Reed’s, (iv) any allegation that The Lion’s use of the Trademarks or any recipe, formulation, process, brewing ingredient, packaging material, know-how, technology or other intellectual property provided by Reed’s infringes or misappropriates the intellectual property rights or trade secrets of any person; or (v) Reed’s negligence or willful misconduct.

XII.	LIMITATIONS OF LIABILITY

Notwithstanding the provisions hereof regarding indemnification, each Party’s aggregate liability for damages of any sort under or in connection with any and all claims arising under this Agreement, whether incidental, consequential, special, punitive or indirect or for loss of profits or business, of any nature or arising on account of any cause, and regardless whether such losses or damages were within the contemplation of the parties at any time, together with attorneys’ fees and other expenses in connection with such claims, shall not exceed the sum of Four Million Dollars ($4,000,000). The foregoing limitations shall not apply to damages arising from a Party’s fraud, knowing and intentional violation of applicable laws, willful misconduct, or violation of its obligations under Article IX relating to the other party’s Confidential Information.

XIII.	MISCELLANEOUS

	(a)	Successors and Assigns. Notwithstanding anything else set forth herein, this Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns. Any such assignment or delegation by either Party shall not release the assigning or delegating Party of any of its obligations under this Agreement, and the assignee shall expressly assume all obligations hereunder as a condition of its enjoyment of any rights relating hereto. Any assignment by a Party to a person who is not as creditworthy as the assignor shall require the other Party’s prior written consent, which shall not be unreasonably withheld.

	(b)	Reorganization or Divestiture. Reed’s recognizes that The Lion is entering into this Agreement under the express expectation that for the entire Term, and subject to the terms hereof, The Lion will supply all of the Territory Requirements of all business units now or hereafter operated by Reed’s, and their successors and assigns, regardless of any change of control, merger, sale or offering of stock, consolidation, spin off, split up, sale or exchange of assets, liquidation, reorganization or other transaction that may alter the identity, ownership or structure or such business units. Accordingly, before entering into any such transaction, Reed’s shall cause all entities which may succeed to those operations of Reed’s in which Products are used, distributed or resold, to agree expressly in writing to honor and assume this Agreement, in whole, on its then existing terms. No such assignment, assumption or related transaction shall release Reed’s of any obligation hereunder, and without limiting any other rights of The Lion hereunder, Reed’s hereby expressly agrees to be liable to The Lion for any failure of any such successor to purchase the successor’s Territory Requirements of the relevant Products which it is using on the terms set forth herein, as if the successor were jointly and severally liable under this Agreement.

(c)	Force Majeure. The Lion shall not be responsible for delays in production or delivery of Products due to riots, sabotage, fire, floods, differences with workmen (other than Reed’s own labor force), insurrections, acts of God, wars, governmental acts, difficulties with contractors, shortages of utilities, supplies, ingredients or materials, or breakdown or unavailability of equipment or processes (for reasons other than The Lion’s failure to maintain the same properly), or other events beyond The Lion’s reasonable control (“Force Majeure”). During such periods, Reed’s has the right to have its Products brewed/produced at another facility. If The Lion cannot (or cannot reasonably be expected to) resume normal production within one-hundred twenty (120) days after the onset of an event of Force Majeure, and no other brewery will fill Reed’s needs for the same applicable Products except on the condition that Reed’s enter into a long-term agreement that would be inconsistent with Reed’s obligations under Section I(a) hereof, Reed’s shall be permitted to enter into such other agreement, and Section I(a) of this Agreement shall be deemed amended to the extent necessary to accommodate such other agreement. Reed’s shall take and pay for such portions of its Territory Requirements as The Lion is able to supply, and acknowledges that the right to obtain alternate supplies from other vendors is a full and sufficient remedy for The Lion’s failure to fill Reed’s orders. Reed’s shall have no right to compensation from The Lion for any difference in price or other remedy for such failure. If an event of Force Majeure impairs The Lion’s production capacity, or Reed’s places orders for Products in quantities substantially disproportionate to historic levels, The Lion shall have the right to allocate its production capacity in any reasonably equitable manner, taking into account its own needs, Reed’s needs, and the needs of The Lion’s other customers, who, for this purpose, include parties who have binding contracts with The Lion in force at the actual time the event of Force Majeure occurs or arises and others who are regular customers of The Lion, even if they do not have such contracts in force at that time.

(d)	Waivers, etc. No waiver by either Party of a breach of the other Party’s obligations, agreements or covenants herein set forth shall be a waiver of any subsequent breach or any other obligation, agreement or covenant, nor shall any forbearance by any Party to seek a remedy for any breach by the other be a waiver by such Party of its rights and remedies with respect to that or any other breach.

(e)	Governing Laws. This Agreement shall be interpreted and any dispute hereunder adjudicated according to the substantive laws of the Commonwealth of Pennsylvania, excluding its principles of conflict of laws.

(f)	Dispute Resolution. The State and Federal courts sitting in Luzerne County, Pennsylvania shall have exclusive jurisdiction of all disputes arising from or related to this Agreement, and the Parties hereby consent to jurisdiction and venue in such courts. The prevailing Party in any action relating hereto shall be entitled to reimbursement of all of its reasonable legal and other fees, costs and expenses incurred in connection therewith. For the purposes of this Article, the “prevailing Party” shall be the Party awarded the preponderance of whatever relief is awarded, whether financial or equitable, as determined by the court.

(g)	Amendments. This Agreement may not be amended except by an instrument in writing signed by both Parties.

(h)	Entire Agreement. This Agreement constitutes a single integrated, written contract expressing the entire agreement of the Parties hereto relative to the subject matter hereof. No other covenants, agreements, representations, or warranties of any kind whatsoever have been made by any Party hereto, except as specifically set forth in this Agreement. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.

(i)	Prior Agreement Superseded. This Agreement supersedes the Prior Agreement in all respects, and the Prior Agreement shall have no further force or effect, except that any amounts earned by The Lion under the Prior Agreement shall be due and payable according to its terms. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

(j)	Notices. All notices required herein shall be given by registered mail, return receipt requested, or by overnight courier service, in both cases with a copy also sent by telecopier or email, to the addresses given below the Parties’ respective signatures below unless change thereof has previously been given to the Party giving the notice and shall be deemed effective when received.

(k)	Counterparts, etc. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Such counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties hereto. Signatures hereon may be exchanged by facsimile or other electronic means.

[signature page follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have signed this Agreement the date and year set forth above by their duly authorized officers.

REED’S INC.

By: /s/ Christopher J. Reed
Christopher J. Reed, President and Chief Executive Officer

Address for Notices:

13000 South Spring Street
Los Angeles, California 90061
Fax: 310-217-9411
Email: creed@reedsinc.com
Attention: Christopher J. Reed, President and Chief Executive Officer

THE LION BREWERY, INC.

By: /s/ Ronald Hammond
Ronald Hammond, Chief Executive Officer

Address for Notices:

700 N.  Pennsylvania Avenue
Wilkes-Barre, Pennsylvania 18705
Fax: 570-823-1820
Email: crisell@lionbrewery.com
Attention:  Clifford Risell, President and COO

EXHIBIT “A”

PRODUCTS; TRADEMARKS

Brewed Products and Related Trademarks:
Reed's Original Ginger Brew
Reed's Extra Ginger Brew
Reed's Premium Ginger Brew
Reed’s Raspberry Ginger Brew
Reed's Spiced Apple Brew
Reed's Cherry Ginger Brew
Pasteurized Soft Drinks and Related Trademarks:
Virgil’s Root Beer
Virgil’s Diet Root Beer
Virgil’s Cream Soda
Virgil’s Diet Cream Soda
Virgil’s Black Cherry
Virgil’s Real Cola
China Cola
Cherry China Cola
Diet Real Cola
Diet Black Cherry Cream Soda

1

EXHIBIT “B”

PACKAGING AND PRICING

Product	Base Copacking Fee
Brewed Products Reed's Original Ginger Brew Reed's Extra Ginger Brew Reed's Premium Ginger Brew Reed’s Raspberry Ginger Brew Reed's Spiced Apple Brew Reed's Cherry Ginger Brew	$X.XX per case of 6-4 pks/12oz., 4-8 pks/7oz, 12pks/22oz, 2-12pk/12oz for bottled product $X.XX per unit, for product in half or sixth barrels, kegs, half kegs, or other non-bottle containers
Pasteurized Soft Drinks Virgil’s Root Beer Virgil’s Cream Soda Virgil’s Black Cherry Virgil’s Real Cola China Cola Diet Real Cola Diet Black Cherry Cream Soda	$X.XX per case of 6-4 pks/12oz., 4-8 pks/7oz, 12pks/22oz, 2-12pk/12oz for bottled product $X.XX per unit, for product in half or sixth barrels, kegs, half kegs, or other non-bottle containers

1.   Copacking Fee.  The Copacking Fee shall consist of the “Base Copacking Fee” stated in the table above, plus the Energy Surcharge and Labor Surcharge referred to in Sections 2 and 3 below.

2.   Energy Surcharge.  An energy surcharge (the “Energy Surcharge”) will be added to the Base Copacking Fee for bottled Products if the cost of compressed natural gas (“CNG”) exceeds $8.00 per million BTU (“mmBTU”) during the Term.  The Energy Surcharge will equal $0.01875 per case for every dollar by which the price of CNG exceeds $8.00 per mmBTU, prorated for partial dollar increases.  The price of natural gas as quoted at http://www.nymex.com/ng_fut_cso.aspx as of the close of trading on the 288th day (or last preceding business day) of each month (the “CNG Closing Price”) shall be used to determine the Energy Surcharge to be applied to Products produced during the ensuing calendar month.  The maximum Energy Surcharge shall be $0.15 cents per case.  For example, if on November 28, 2008 the CNG Closing Price was $10.50 per mmBTU, an Energy Surcharge of $0.0469 (or 2.5 times $0.01875) per case would be added to the applicable Copacking Fee for each case produced in December 2008.  The Lion shall provide reasonable back-up information supporting the prices and calculations used on each invoice reflecting an Energy Surcharge.

2

3.   Labor Surcharge.

(a)    The Parties acknowledge and agree that the total cost of labor under The Lion’s collective bargaining agreement with Operating Engineers Local 367 (the “CBA”) is currently $0.77 per case for Brewed Products and $0.64 per case for Pasteurized Soft Drinks.  A labor surcharge (the “Labor Surcharge”) will be added to the Base Copacking Fee for bottled Products on each June 1 during the Term (the “Labor Adjustment Date”), in the amount by which Lion’s total cost of labor under the CBA exceeds $0.77 case for Brewed Products and $0.64 per case for Pasteurized Soft Drinks.  The Lion shall provide Reed’s with reasonable supporting documentation to indicate how total labor cost was calculated.  Upon any disagreement as to such calculation, the Parties shall refer the matter to a mutually agreeable independent certified public accounting firm, whose determination shall be final.  The costs of such determination shall be borne equally by the Parties, the determination shall be retroactive to the applicable Labor Adjustment Date, and the Parties shall make such payments or credits as are necessary to reflect the determination.

(b)    If year-over-year Reed’s volume growth produced at The Lion as of each Labor Adjustment Date is 15% or greater, the Labor Surcharge will not be added.  If volume growth in any year is less than 15% over the prior year, The Lion will calculate the current cost per case for labor under the CBA (or successor agreement) and the impact of the labor cost increase for that year and adjust the Base Co-packing Fee accordingly.  The initial base year for calculating volume (the “Base Volume Year”) shall be June 1, 2007 to May 31, 2008, and “volume” shall mean the number of cases of Product delivered.  For example, if The Lion delivered 700,000 cases of Product in the Base Volume Year and 806,000 cases during the year ended May 31, 2009, the increase over the previous year exceeds 15%, and there will be no Labor Surcharge for Products produced during the year beginning June 1, 2009.  If for the year ended May 31, 2010, volume is 900,000 cases, the increase over the previous year (ending May 31, 2009) is less than 15%, and the Labor Surcharge will be added for the year beginning June 1, 2010, using the cost of labor per case as of May 31, 2010 as the base figure and the cost of labor per case as of June 1, 2010 as the new figure.

4.   Bottle Cost Reimbursement.

(a)   New Bottles.  Reed’s shall reimburse The Lion for all new bottles used at the applicable invoice price plus the allocable portion of any freight, fuel and energy surcharges born by The Lion.  The Lion shall supply back-up invoices from suppliers, but Reed’s recognizes that such information is confidential to The Lion’s suppliers, and therefor it shall be disclosed only to Reed’s auditors (and not to Reed’s) and only if such auditors enter into a reasonable confidentiality agreement to protect such information.

(b)   Recycled Bottles.  Reed’s shall reimburse The Lion for all recycled bottles used at the then-applicable current invoice price for new bottles (net of any freight, fuel or energy surcharges) of the same color (whether purchased on the spot market or under the current contract), less thirty cents ($0.30) per 24 bottle case. The Audits referred to in Section V of the Agreement shall at Reed’s direction address The Lion’s purchases and usage of recycled and new bottles.

5.   Flavorings, etc.  The prices stated in this Agreement are premised upon Reed’s purchasing and providing The Lion with all flavorings.  Reed’s shall be responsible for all die and plate charges relating to Product packaging.  Reed’s shall be responsible for all licensing and label approval charges incurred by The Lion on behalf of Reed’s.

6.   General.  All Prices are platform FOB at the Plant, Wilkes-Barre, Pennsylvania.  Reed’s shall be responsible for the cost of partitions in the event multipacks are not used.

3

ANNEX “I”

Plant Visitors Agreement

Reed’s Inc. (“Reed’s”) has reserved certain rights to inspect facilities (the “Plant”), and/or to receive and have access to certain information, of The Lion Brewery, Inc. (the “Lion”) which is confidential and/or proprietary to The Lion (“Confidential Information”).  This Agreement represents the understanding concerning the disclosure, use and handling of Confidential Information and any such Plant visit.  In return for the disclosure by The Lion to Reed’s of the Confidential Information and/or permission to visit The Lion’s Plant(s), as applicable, the undersigned agree to abide by the terms and conditions set forth in this Agreement.

“Confidential Information” shall have the meaning given in the Brewing Agreement between Reed’s and The Lion, and shall include information a person may see or hear during any visit to a Plant that relates to any of the foregoing.

The undersigned shall not disclose Confidential Information to any third parties and shall maintain all Confidential Information in strict confidence for the benefit of The Lion.

All persons to whom Confidential Information is disclosed shall be informed of the restrictions contained in this Agreement regarding disclosure, use and reproduction of Confidential Information.  The undersigned shall not reproduce Confidential Information without the express written consent of The Lion.

The undersigned shall not retain (and shall destroy or return to The Lion) any tangible Confidential Information including but not limited to drawings, blueprints, descriptions, documents, software, models, or plans, and all copies or summaries thereof.

The undersigned shall not at any time make any photographs, videotapes, sound recordings, or other reproductions of Confidential Information or of anything Reed’s may see or hear during a visit to The Lion Plant.  Visitors to The Lion Plants must check all cell phones, cameras, PDAs, wireless devices, sound recorders and similar equipment with The Lion Security during their visit.  If the Confidential Information should become stored on the undersigned’s electronic data processing systems, Reed’s shall see that it can readily be fully and permanently destroyed or deleted in compliance with the undersigned’s obligations to The Lion.

The undersigned hereby releases The Lion and its officers, directors, shareholders, employees, and agents from any and all damages, liabilities, claims, demands, actions, and causes of action (collectively, “Claims”) for property damage, economic injury and personal injury, including death, which may arise as a result of entry into production areas except for Claims resulting from The Lion’s gross negligence or willful misconduct.  The undersigned also agree to defend, indemnify and hold harmless The Lion, its officers, directors, shareholders, employees, and agents, from and against any and all Claims for property damage, economic injury and personal injury, including death, which may arise as a result of your negligence or willful misconduct.

Intending to be legally bound, the undersigned agrees to the foregoing , effective as of the date set forth below.

_________________________________ (SEAL) Name: Title: Date:

4